Ex. 28(d)(3)

Amended and Restated

Appendix B

to the

Amended and Restated Investment Advisory Agreement

Effective as of August 21, 2017

The Adviser is entitled to receive, on a monthly basis, an investment advisory fee as follows:

Fund	Annual Fee Rate (expressed as a Fund percentage of net assets)
State Street Strategic Real Return Fund	0.20%
State Street Strategic Real Return Portfolio	0.00%
State Street Small Cap Emerging Markets Equity Fund	1.15%
State Street Small/Mid Cap Equity Index Fund	0.03%
State Street Small/Mid Cap Equity Index Portfolio	0.00%
State Street International Developed Equity Index Fund	0.11%
State Street Emerging Markets Equity Index Fund	0.14%
State Street 60 Day Money Market Fund	0.08%
State Street 60 Day Money Market Portfolio	0.00%
State Street Cash Reserves Fund	0.10%
State Street Cash Reserves Portfolio	0.00%
State Street Conservative Income Fund	0.10%
State Street Conservative Income Portfolio	0.00%
State Street Institutional Liquid Assets Fund	0.05%
State Street Institutional Liquid Assets Portfolio	0.00%
State Street Current Yield Fund	0.08%
State Street Current Yield Portfolio	0.00%
State Street Ultra Short Term Bond Fund	0.25%
State Street Ultra Short Term Bond Portfolio	0.00%
State Street Disciplined International Equity Fund	0.75%
State Street Global Value Spotlight Fund	0.75%
State Street International Value Spotlight Fund	0.75%
State Street European Value Spotlight Fund	0.75%
State Street Asia Pacific Value Spotlight Fund	0.75%
State Street U.S. Value Spotlight Fund	0.65%
State Street Disciplined U.S. Equity Fund	0.65%
State Street MSCI Canada Index Fund	0.14%
State Street MSCI Japan Index Fund	0.14%
State Street MSCI Europe Index Fund	0.14%
State Street MSCI Pacific ex Japan Index Fund	0.14%

As consideration for the Adviser’s services to the State Street Disciplined Global Equity Fund (formerly, State Street Global Managed Volatility Fund), the Adviser shall receive from the Fund a fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentage of the Fund’s average daily net assets during the month, less the proportional amount of the advisory fee of an investment company the shares of which are the only investment security held by the Fund.

State Street Disciplined Global Equity Fund	0.75%

This Appendix B is hereby amended and restated effective as of the 21st day of August 2017.

Attest:	STATE STREET INSTITUTIONAL INVESTMENT TRUST

By:	By:	/s/ Bruce Rosenberg
	Name:	Bruce Rosenberg
	Title:	Treasurer

Attest:	SSGA FUNDS MANAGEMENT, INC.

By:	By:	/s/ Ellen M. Needham
	Name:	Ellen M. Needham
	Title:	President

2